Exhibit 10.16.2
Matthew Omer
October 23, 2023

Dear Matt,

Congratulations! I am pleased to inform you that you will be promoted effective November 6, 2023. Please review the following changes:

	Current Details	New Details
Base Pay	$350,000.00 USD annually	$380,000.00 USD annually
Business Title	EVP, Finance	Chief Financial Officer
Level	12	13
Manager	Felicia DellaFortuna	Marcela Martin
Bonus Target	40%	50%

Sign-On Bonus
In addition to your annual corporate bonus eligibility, you will receive a total sign-on bonus of $160,000 spread over four quarters with the first $40,000 payable on 12/31/23. The remaining three $40,000 installments will be payable each quarter thereafter, specifically on the payment dates of 3/31/24, 6/30/24,and 9/30/24. You will receive each sign-on bonus installment contingent upon your continued employment on each payment date. If your employment ends with the Company involuntarily for any reason except for cause, you will receive any remaining unpaid sign-on bonus installments. If you leave the Company voluntarily or are terminated for cause, you are required to pay the portion of sign-on bonus which has been paid to you within thirty days of your termination date. This sign-on bonus will not impact your eligibility for either a deal close (sale of BuzzFeed business or business(es)) bonus or your annual corporate bonus eligibility.

Annual Corporate Bonus
Your bonus eligibility for each year will be based on 50% of your base salary as of January 1st of the plan year. For example, your bonus eligibility for plan year 2023 payable in March 2024 is based on your January 1, 2023 base pay. Any award will be determined through a combination of overall BuzzFeed performance and your own individual goals and competencies. Determinations as to the achievement of Bonus Compensation targets will be in the sole discretion of the Company.

One-Time Grant
Subject to the approval of the Board or its Compensation Committee, you will be granted a Restricted Stock Unit award of a number of shares of the Company’s Common Stock (the “RSU

Exhibit 10.16.2
Award”) equal in value to $600,000. This one-time RSU grant will vest equally over 8 quarters beginning January 1, 2024. The RSUs will be subject to the terms and conditions applicable to RSUs granted under the Company’s 2021 Equity Incentive Plan (the “Plan”), as described in the Plan and the Restricted Stock Unit Agreement (the “RSU Agreement”).

Nothing else regarding your employment is changing at this time; your employment with the Company continues to be subject to your Offer of Employment and PIIA. This letter constitutes the entire agreement between you and the Company regarding the subject matter of this letter, and it replaces and supersedes any other agreements, representations or understandings between you and the Company regarding its subject matter.

Best,

Chandler